Exhibit 99.1

- NEWS RELEASE -
Date:	April 20, 2007
Contact:	Michael G. Carlton
President and CEO
Bruce W. Elder
Vice President
(919) 466-1005

Crescent Financial Corporation
Announces 49% Increase in Comparative First Quarter Earnings

CARY, N.C. - Crescent Financial Corporation (NasdaqGM: CRFN), parent company of Crescent State Bank of Cary, NC and Port City Capital Bank of Wilmington, NC today announced unaudited net income for the quarter ended March 31, 2007 of $1,466,000 reflecting a 49% increase over net income of $982,000 for the prior year quarter. Diluted earnings per share for the current three-month period was $.15 compared to $.15 for the prior year period. Per share calculations have been adjusted to reflect the 11-for-10 stock split declared on April 18, 2007 and payable on May 22, 2007 to stockholders of record May 11, 2007. Comparative diluted earnings per share results were impacted by the 2,432,000 shares issued on August 31, 2006 in connection with the acquisition of Port City Capital Bank.

The increase in earnings resulted from strong earning asset growth despite a lower net interest margin. Net interest income increased by 53% from $4.1 million in the first quarter of 2006 to $6.2 million in the current quarter of 2007. Average earning assets grew by $260.2 million from $404.0 million for the first quarter of 2006 to $664.2 million for the current quarter. Of the total increase in average earning assets, approximately $153.9 million was attributable to the acquisition of Port City Capital Bank and $106.3 million represents organic growth. Net interest margin, interest income less interest expense expressed as a percentage of average assets, was 3.81% for the quarter ended March 31, 2007 compared with 4.09% for the prior year quarter. The Company continues to experience strong loan demand and must rely heavily on wholesale forms of funding. The incremental cost of wholesale funds coupled with the competitive nature of loan pricing has caused downward pressure on net interest margin.

Non-interest income grew by $33,000 or 6% from $596,000 for the prior year quarter to $629,000 for the three months ended March 31, 2007. Revenues from service charges and other deposit related fees increased by $30,000 and earnings on cash value of bank owned life insurance and other miscellaneous fees increased by $27,000 and $7,000, respectively. Fees earned on origination of brokered residential mortgage loans declined by $30,000 from $145,000 to $115,000. The decrease reflects a slight reduction in home sales volume in our markets.

Non-interest expenses increased by $1.3 million or 47% from $2.9 million during the first quarter of 2006 to $4.2 million for the current year quarter. A portion of that increase is attributed to the acquisition of Port City Capital Bank in August 2006. Total non-interest expenses incurred by our new subsidiary for the first quarter of 2007 were approximately $694,000. Personnel expense experienced the largest increase over the past year growing from $1.6 million to $2.4 million. The Company has added head count in several operational areas within our organization in order to create the infrastructure needed to further expand the franchise. The provision for loan losses was $359,000 during the current quarter compared with $270,000 for the prior year period.

Crescent Financial Corporation reported total assets on March 31, 2007 of $751.5 million reflecting a 69% increase over total assets of $445.0 million on March 31, 2006. Total net loans increased by 65% from $351.2 million a year ago to $578.9 million at March 31, 2007. Total deposits increased 69% from $349.6 million to $590.0 million and total borrowings increased by 44% from $51.0 million to $73.2 million. Total stockholders’ equity grew by 101% from $42.4 million to $85.0 million at March 31, 2007 due in large part to the acquisition of Port City Capital Bank.

Mike Carlton, President and CEO, stated, “We are pleased to present the first quarter results of Crescent Financial Corporation. We have spent the first quarter of 2007 strengthening our most important asset……our people. As we move closer to the anticipated conversion of Port City Capital Bank into Crescent State Bank in mid June and look to further expand the franchise towards the latter part of the year, we needed to fill some important operational and lending positions. I believe the foundation has now been set upon which to further build our brand and presence. The entire Crescent team looks forward to making 2007 the most successful year in the Company’s short history.”

Crescent State Bank is a state chartered bank operating ten banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner and Raleigh, North Carolina. Port City Capital Bank is a state chartered bank operating one full-service banking office in Wilmington, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

Crescent Financial Corporation
Consolidated Balance Sheet
(Amounts in thousands except share and per share data)
(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006 (a)	2006	2006	2006
ASSETS
Cash and due from banks	$12,731	$14,295	$14,046	$12,263	$10,577
Interest earning deposits with banks	209	763	812	207	571
Federal funds sold	13,158	92	11,556	8,738	-
Investment securities available for sale at fair value	86,360	84,723	83,827	64,397	59,262
Loans	586,148	549,819	526,066	365,174	355,806
Allowance for loan losses	(7,277)	(6,945)	(6,573)	(4,772)	(4,621)
Net Loans	578,871	542,874	519,493	360,402	351,185
Accrued interest receivable	3,263	3,046	2,950	2,146	1,913
Federal Home Loan Bank stock	4,181	3,583	3,133	3,072	2,712
Bank premises and equipment	6,710	5,908	5,818	5,067	5,008
Investment in life insurance	8,858	5,683	5,633	5,583	5,533
Goodwill	30,225	30,225	30,284	3,600	3,600
Other assets	6,911	6,717	6,619	5,288	4,657

Total Assets	$751,477	$697,909	$684,171	$470,763	$445,018

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$74,127	$70,420	$74,875	$52,179	$49,879
Savings	95,744	78,379	74,277	33,664	12,110
Money market and NOW	101,088	97,343	110,235	85,342	89,472
Time	319,050	295,739	280,844	198,444	198,103
Total Deposits	590,009	541,881	540,231	369,629	349,564

Short-term borrowings	18,000	24,451	14,741	16,000	10,775
Long-term debt	55,248	45,248	45,248	40,248	40,248
Accrued expenses and other liabilities	3,179	3,295	2,697	1,922	2,025

Total Liabilities	666,436	614,875	602,917	427,799	402,612
STOCKHOLDERS’ EQUITY
Common stock	8,302	8,265	8,249	5,798	5,035
Additional paid-in capital	62,832	62,659	62,522	28,829	29,513
Retained earnings	14,076	12,611	10,967	9,693	8,689
Accumulated other comprehensive loss	(169)	(501)	(484)	(1,356)	(831)

Total Stockholders' Equity	85,041	83,034	81,254	42,964	42,406

Total Liabilities and Stockholders' Equity	$751,477	$697,909	$684,171	$470,763	$445,018

Ending shares outstanding ( b )	8,301,868	8,265,136	8,248,654	5,798,240	5,789,917
Book value per share	$10.24	$10.05	$9.85	$7.41	$7.32

Crescent Financial Corporation
Consolidated Income Statements
(Amounts in thousands except share and per share data)
(Unaudited)	For the three-month period ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006

INTEREST INCOME
Loans	$11,575	$11,125	$8,516	$7,019	$6,433
Investment securities available for sale	1,061	1,038	877	724	663
Fed funds sold and other interest	121	125	129	51	5

Total Interest Income	12,757	12,288	9,522	7,794	7,101

INTEREST EXPENSE
Deposits	5,561	5,161	3,824	2,831	2,391
Short-term borrowings	290	234	164	213	233
Long-term debt	662	649	620	534	403

Total Interest Expense	6,513	6,044	4,608	3,578	3,027

Net Interest Income	6,244	6,244	4,914	4,216	4,074
Provision for loan losses	359	374	182	164	270
Net interest income after
provision for loan losses	5,885	5,870	4,732	4,052	3,804

Non-interest income
Mortgage loan origination income	115	138	193	165	145
Service charges and fees on deposit accounts	348	341	321	308	318
Realized gain/loss on sale of securities	-	-	-	-	-
Other	166	222	181	146	133

Total non-interest income	629	701	695	619	596

Non-interest expense
Salaries and employee benefits	2,404	2,169	1,899	1,670	1,569
Occupancy and equipment	548	547	512	489	469
Data processing	261	260	205	186	183
Other	1,007	1,003	816	759	650

Total non-interest expense	4,220	3,979	3,432	3,104	2,871

Income before income taxes	2,294	2,592	1,995	1,567	1,529

Income taxes	828	949	721	564	547

Net income	$1,466	$1,643	$1,274	$1,003	$982

NET INCOME PER COMMON SHARE ( b )
Basic	$0.16	$0.18	$0.17	$0.16	$0.15
Diluted	$0.15	$0.17	$0.16	$0.15	$0.15

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ( b )
Basic	9,093,392	9,074,681	7,282,417	6,372,323	6,364,850
Diluted	9,611,833	9,566,909	7,788,370	6,628,300	6,611,900

Return on average assets	0.82%	0.95%	0.94%	0.88%	0.93%
Return on average equity	7.06%	7.90%	8.99%	9.33%	9.91%
Net interest margin	3.81%	3.92%	3.89%	3.95%	4.09%
Allowance for loan losses to avg loans	1.24%	1.26%	1.25%	1.31%	1.30%
Nonperforming loans to total loans	0.10%	0.02%	0.02%	0.07%	0.01%
Nonperforming assets to total assets	0.10%	0.03%	0.05%	0.06%	0.01%

( a ) Derived from audited consolidated financial statements.
( b ) Adjusted, where applicable, for the stock split effected as a 10% stock dividend declared on April 18, 2007 to be paid on May 22, 2007 to stockholders of record on May 11, 2007.